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                                                                    EXHIBIT 12.1


           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)


                                                                         Historical                        Pro Forma
                                                        -----------------------------------------------   -----------
                                                                         For the Year Ended December 31,
                                                        -------------------------------------------------------------
                                                         1994     1995       1996      1997       1998         1998
                                                        ------   ------     -------  -------    --------     --------
Income (loss) before income taxes, minority             (3,596)  (12,793)   (19,499) (20,936)    (23,515)     (24,439)
  interest and extraordinary item

     Fixed Charges:

          Interest expense                               4,975    14,132     20,164   20,759      20,688       21,095

          Interest portion of rental expense               113       264        428      464         514          514

          Dividends on unconsolidated subsidiary            --        --        101      101          67           --
                                                        ------   -------    -------  -------     -------      -------
Earnings                                                 1,492     1,603      1,194      388      (2,246)      (2,830)
     Fixed Charges:

          Interest expense                               4,975    14,132     20,164   20,759      20,688       21,095

          Interest portion of rental expense               113       264        428      464         514          514

          Dividends on unconsolidated subsidiary            --        --        101      101          67           --
                                                        ------   -------    -------  -------     -------      -------
Total Fixed Charges                                      5,088    14,396     20,693   21,324      21,269       21,609

Ratio of Earnings to Fixed Charges                         n/a       n/a        n/a      n/a         n/a          n/a

Earnings inadequate to cover fixed charges:

     Fixed Charges                                       5,088    14,396     20,693   21,324      21,269       21,609

     Earnings                                            1,492     1,603      1,194      388      (2,246)      (2,830)
                                                        ------   -------    -------  -------     -------      -------

     Amount earnings inadequate                         (3,596)  (12,793)   (19,499) (20,936)    (23,515)     (24,439)
                                                        ======   =======    =======  =======     =======      =======



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